SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 16, 2002
(Date of Report)

Central European Distribution Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-24341	54-1865271
(State or other jurisdiction	(Commission file number)	(IRS employer identification number)
of incorporation)

1343 Main Street, Suite 301, Sarasota Florida 34236
(Address of Principal Executive Offices)

Registrants telephone number, including area code: (941) 330-1558

ITEM 5.    Acquisition or Disposition of Assets

On October 16, 2002, Central European Distribution Corporation (the “Company” or “CEDC”) completed the acquisition of Onufry, a strong regional distributor of alcoholic beverages located in the North of Poland in the Tri-city region of Gdansk, Gydnia and Sopot. CEDC acquired 96.75% of the outstanding shares of Onufry for approximately $2.2 million, of which approximately $1.6 million was paid in cash and approximately $0.6 million was paid in shares of CEDC common stock. The 64,585 shares of CEDC common stock issued to Onufry will be subject to a one year lock-up period. The 64,585 shares will be issued in two tranches. The first tranche of 39,503 shares will be issued now, and the second tranche of 25,082 shares will be issued by February 28, 2003, which is conditional on post-closing adjustments. The purchase price of the 64,585 shares will be $9.68 USD per share. The remaining 3.25% of the outstanding shares of Onufry are expected to be purchased by CEDC on similar terms in the near future. A copy of the press release, dated October 16, 2002, issued by CEDC regarding the closing of the above-described transaction is attached as Exhibit 99.1 hereto.

Item 7.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 16, 2002 regarding the completion of the acquisition Onufry

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

Date: October 16, 2002	/s/ JAMES ARCHBOLD
James Archbold
Secretary